SECURITIES AND EXCHANGE COMMISSION

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INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF

THE SECURITIES EXCHANGE ACT OF 1934

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DRIVEN DELIVERIES, INC.

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DRIVEN DELIVERIES, INC.

134 Penn Street

El Segundo, CA 90245

(833) 378-6420

October 20, 2020

Dear Stockholder:

This Information Statement is furnished to holders of shares of common stock, $.0001 par value (the “Common Stock”) of Driven Deliveries, Inc. (the "Company"). We are sending you this Information Statement to inform you that on October 5, 2020, the Board of Directors of the Company adopted a resolution seeking stockholder approval to enter into that certain Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, Stem Driven Acquisition, Inc., a Nevada corporation, and Stem Holdings, Inc., a Nevada corporation and the transactions contemplated thereby.

Thereafter, on October 5, 2020, pursuant to the By-Laws of the Company and applicable Delaware law, stockholders holding approximately sixty percent (60%) of the votes entitled to be cast on the aforementioned matter (identified in the section entitled "Voting Securities and Principal Holders Thereof") adopted a resolution to authorize the Board of Directors, in its sole discretion, to enter into the Merger Agreement.

The Board of Directors believes that the Merger Agreement is beneficial to the Company because will create the first vertically-integrated cannabis company with an integrated Delivery as a Service (DaaS) platform to meet the growing market for medical and adult-use cannabis home delivery with best-selling and disruptive new products and bring incremental benefits and achieve economies of scale for both the Company and Stem Holdings, Inc.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY

The enclosed Information Statement is being furnished to you to inform you that the foregoing action has been approved by the holders of a majority of the outstanding shares of our Common Stock. The resolutions will not become effective before the date which is 20 days after this Information Statement was first mailed to stockholders. You are urged to read the Information Statement in its entirety for a description of the action taken by the Board of Directors and a majority of the stockholders of the Company.

This Information Statement is being mailed on or about October 23, 2020 to stockholders of record on October 22, 2020 (the “Record Date”).

/s/ Brian Hayek
Brian Hayek, Secretary

DRIVEN DELIVERIES, INC.

134 Penn Street

El Segundo, CA 90245

(833) 378-6420

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14C-2 THEREUNDER

NO VOTE OR OTHER ACTION OF THE COMPANY'S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under Securities and Exchange Act of 1934, as amended, and applicable Delaware law. No additional action will be undertaken by the Company with respect to the receipt of written consents, and no dissenters' rights with respect to the receipt of the written consents.

Expenses in connection with the distribution of this Information Statement, which are anticipated to be approximately $6,500.00, will be paid by the Company.

ABOUT THE INFORMATION STATEMENT

What Is the Purpose of The Information Statement?

This Information Statement is being provided pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to notify the Company’s shareholders, as of the close of business on October 22, 2020 (the “Record Date ”), of corporate action taken pursuant to the consent or authorization of certain shareholders of the Company. Shareholders holding the power to vote in excess of a majority of the Company’s outstanding common stock have acted upon the corporate matters outlined in this Information Statement, consisting of the following:

To enter into that certain Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, Stem Driven Acquisition, Inc., a Nevada corporation, and Stem Holdings, Inc., a Nevada corporation.

The aforementioned action is hereinafter referred to collectively as the “Proposal”.

Who Is Entitled to Notice?

Each holder of an outstanding share of common stock of record on the close of business on the Record Date will be entitled to notice of each matter voted upon pursuant to consents or authorizations by certain shareholders who, as of the close of business on the Record Date, were entitled to cast approximately sixty percent (60%) of the votes entitled to vote in favor of the Proposal. Under Delaware corporate law, all the activities requiring shareholder approval may be taken by obtaining the written consent and approval by the holders of a majority of the votes entitled to be cast on the matter in lieu of a meeting of the shareholders. No action by the minority shareholders in connection with the Proposal is required.

What Corporate Matters Did the Majority of The Shareholders Vote for And How Did They Vote?

As of October 5, 2020, the Company had received executed consents from shareholders entitled to cast approximately sixty percent (60%) of the total eligible votes, which means that a majority of the votes entitled to be cast on the Proposal were in fact cast. The Shareholders provided consent with respect to the following matters:

To enter into that certain (“Merger Agreement”) by and among the Company, Stem Driven Acquisition, Inc., a Nevada corporation, and Stem Holdings, Inc., a Nevada corporation.

What Vote Is Required to Approve the Proposal?

With respect to the Proposal, the affirmative vote of a majority of the votes entitled to be cast on the Proposal was required for approval of the Proposal. Certain of the Company’s shareholders have voted in favor of the Proposal and these shareholders represented approximately sixty percent (60%) of the votes entitled to be cast on the Proposal. These shareholders were entitled to cast approximately sixty percent (60%) of the votes eligible to be cast on the Proposal. Accordingly, these shareholders had sufficient voting shares to approve the Proposal.

Shareholders Who Voted in Favor of The Proposal

The holders of the Company’s common stock (“Common Stock”) have voting rights equal to an aggregate of approximately sixty percent (60%) of the total votes entitled to be cast on any matter which is put to a vote of the Company’s shareholders. The table below indicates all of the holders of shares of the Company’s Common Stock that have voted in favor of the Proposal.

	Shares of Common Stock Voted on the Record Date
Name	Number	Percent of Vote (1)

M2 Equity Partners LLC	12,323,898	15.55%
Carla Baumgartner	5,000,000	6.31%
628 Enterprises	5,000,000	6.31%
Brian Hayek	4,101,519	5.17%
Jeanette Villanueva	4,000,000	5.05%
Lisa Chow	4,000,000	5.05%
Sal Villanueva	4,000,000	5.05%
Matthew Atkinson	3,224,203	4.07%
Mark Savage	2,702,491	3.41%
Neal Pomroy	1,394,674	1.76%
Clayton Adams	1,000,000	1.26%
Jack Schwebel	675,000	0.85%

Total	47,421,785	59.82%

(1)	Applicable percentage of ownership of Common Stock is based on 79,267,709 shares of Common Stock outstanding as of the Record Date.

BACKGROUND

1. Organizational History

We were incorporated in the State of Delaware on July 22, 2013 under the name Digital Commerce Solutions, Inc. and changed our name to Results-Based Outsourcing, Inc. on September 5, 2014. On August 29, 2018, Driven Deliveries, Inc., a Nevada company (“Driven Nevada”), was acquired by Results-Based Outsourcing as part of a reverse merger transaction. As consideration for the merger, Results-Based Outsourcing issued the equity holders of Driven Nevada an aggregate of 30,000,000 post-split shares of their common. Following the merger, the Company adopted the business plan of Driven Nevada focused on delivering legal cannabis products in California. The merger was accounted for as a recapitalization of the Company, therefore the financial statements as presented in this report include the historical results of Driven Nevada.

2. Overview of Business

We seek to become the most customer-centric cannabis company in California and eventually the United States. We seek to use our experience and backgrounds in technology, logistics, marketing, and previous businesses to not only bring business optimization to the cannabis industry but also provide the best cannabis online buying experience. We are currently 100% focused on creating a dependable and repeatable consumer buying experience consumers have come to expect from other industries. We do this by owning our supply chain - online shopping, through inventory management, and final mile delivery - from end to end.

Our Offerings

We provide two levels of service for our customers. An “Express” delivery available in 90 minutes or less to our customer’s doorstep using a limited selection of products. And a “Next Day” delivery option where a consumer can choose from our selection of 500+ products in our local warehouse and have the product delivered to their door the next day within a 1-hour delivery window.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. Our business, operating results and financial condition could be harmed and the value of our stock could go down as a result of these risks. This means you could lose all or a part of your investment.

Risks Relating to Our Business

We have a limited operating history and face many of the risks and difficulties frequently encountered by an early stage company.

Although our management team has extensive knowledge of the cannabis industry and closely monitors changes in legislation, we also operate in an evolving industry that may not develop as expected. Furthermore, our operations will likely continue to evolve under our business plan as we continually assess new strategic opportunities for our business within our industry. Assessing the future prospects of our business is challenging in light of both known and unknown risks and difficulties we may encounter. Growth prospects in our industry can be affected by a wide variety of factors including:

●	competition from other similar companies;

●	regulatory limitations on the products we can offer and markets we can serve;

●	other changes in the regulation of medical and recreational cannabis use;

●	changes in underlying consumer behavior;

●	our ability to access adequate financing on reasonable terms and our ability to raise additional capital in order to fund our operations;

●	challenges with new products, services and markets; and

●	fluctuations in the credit markets and demand for credit.

We may not be able to successfully address these factors, which could negatively impact our growth, harm our business and cause our operating results to be worse than expected.

If we are unable to attract or maintain delivery drivers, whether as a result of competition or other factors, our service will become less appealing to cannabis consumers, and our financial results would be adversely impacted.

Our success in a given geographic market significantly depends on our ability to maintain or increase our network in that geographic area by attracting drivers. If we are unable to attract enough drivers then we may lack a sufficient supply of drivers to attract new cannabis consumers. To the extent that we experience driver supply constraints in a given market, we may need to increase driver incentives which may negatively affect our operating results.

If consumers choose other delivery services we may struggle to generate profits.

If consumers choose other delivery services we may lack the sufficient density to operate such that our delivery service will become less appealing to consumers. An insufficient amount of orders and supply of users of our delivery service would adversely affect our revenue and financial results.

We must maintain a high quality of service in order to maintain and increase our customer base.

Our number of customers may decline materially or fluctuate as a result of many factors, including, among other things, dissatisfaction with the operation of our platform, quality of platform support, quality of service provided by our drivers, product selection on our platform and quality of our products. Other factors include negative publicity related to our brands. In addition, if we are unable to provide high-quality support to customers or respond to reported delivery incidents, in a timely and acceptable manner, our ability to attract and retain customers could be adversely affected.

We are limited in the jurisdictions that we way may operate.

We operate only in the state of California, where recreational marijuana use is legal. Although there are thirty-six (36) other states that have legalized marijuana use for medicinal and/or recreational use, we have not expanded into these markets as many do not allow delivery. Additionally, the cost and barriers to entry into these other markets is high given the cost. Finally, until other jurisdictions pass laws legalizing recreational marijuana use via delivery, we will not be able to legally operate (at the state level) in those markets and thus will not entertain any expansion opportunities into those markets. As a result, our potential expansion opportunities are severely limited.

We have incurred losses to date and may continue to incur losses.

We have incurred net losses since we commenced operations. For the year ended December 31, 2019 our net loss was $13,088,175.  We had a net loss of $7,338,407 for the six months ended June 30, 2020.

We had an accumulated deficit of $15,241,762 as of December 31, 2019 and a deficit of $7,338,407 as of June 30, 2020. These losses have had, and likely will continue to have, an adverse effect on our working capital, assets, and stockholders’ equity. In order to achieve and sustain such revenue growth in the future, we must significantly expand our market presence and revenues from existing and new customers. We may continue to incur losses in the future and may never generate revenues sufficient to become profitable or to sustain profitability. The opinion of our independent registered public accountants on our audited financial statements as of and for the year ended December 31, 2019 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Continuing losses may impair our ability to raise the additional capital required to continue and expand our operations.

We may need to secure additional financing.

We anticipate that we may require additional funds for our operations in the future. If we are not successful in securing additional financing when needed, we may be unable to execute our business strategy, which could result in curtailment of our operations.

Our ability to raise additional capital is uncertain and dependent on numerous factors beyond our control including, but not limited to, economic conditions and availability or lack of availability of credit. We currently do not have any committed external source of funds.

If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

●	continue to expand our development, sales and marketing teams;

●	acquire complementary technologies, products or businesses;

●	if determined to be appropriate, expand our global operations;

●	hire, train and retain employees; and

●	respond to competitive pressures or unanticipated working capital requirements.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, then-existing stockholders’ interests may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect their rights as common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. There is no assurance that capital in any form would be available to us, and if available, on terms and conditions that are acceptable. If we are unable to obtain sufficient funds, we may be forced to curtail and/or cease operations.

We cannot be certain that the products that we deliver will become, or continue to be, appealing and as a result, there may not be any demand for these products and the sales could decrease, which would result in a loss of revenue.

Demand for our products that we deliver depends on many factors, including the number of customers we are able to attract and retain over time, the competitive environment in the cannabis delivery industry, as well as the cannabis industry as a whole. A decrease in demand may force us to reduce sale prices below our desired pricing level or increase promotional spending. Our ability to anticipate changes in user preferences and to meet consumer’s needs in a timely cost-effective manner all could result in immediate and longer-term declines in the demand for our delivery service, which could adversely affect our financial condition. An investor could lose his or her entire investment as a result.

We have limited management resources and are dependent on key executives.

We are currently relying on certain key individuals to continue our business and operations. If our officers and directors chose not to serve or if they are unable to perform their duties, and we are unable to retain a replacement qualified individual or individuals, this could have an adverse effect on our business operations, financial condition and operating results if we are unable to replace the current officers and directors with other qualified individuals.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business.

If we cannot provide reliable financial reports, our operating results could be harmed. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Based on our evaluations, our management concluded that there were material weaknesses in our internal control over financial reporting for the years ended December 31, 2019 and 2018, respectively. A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Failure to comply with Section 404(a) could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities.

Our competition will continue to grow.

Our delivery of cannabis products is subject to competition. There is no guarantee that we can develop or sustain a market position or expand our business. We anticipate that the intensity of competition in the future will increase. In the event recreational cannabis becomes federally legal, larger companies that have greater resources and larger operations such as Amazon may enter the cannabis delivery industry.

Litigation and publicity concerning product quality, health, and other issues could adversely affect our results of operations, business and financial condition.

Our business could be adversely affected by litigation and complaints from customers or government authorities resulting from defects or contamination of our products. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our dispensary partners’ products. We could also incur significant liabilities, if a lawsuit or claim results in a decision against us, or litigation costs, regardless of the result. Further, any litigation may distract from the Company’s operations.

If we fail to enhance our brands, our ability to expand our customer base will be impaired and our financial condition may suffer.

We believe that the development of our trade name and the various brands of cannabis products we deliver are critical to achieving widespread awareness of our delivery service, and as a result, is important to attracting new customers and maintaining existing customers. We also believe that the importance of brand recognition will increase as competition in our market increases. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable delivery services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote and maintain our brand, our business could be adversely impacted.

Future acquisitions, strategic investments, partnerships or alliances could be difficult to identify and integrate, divert the attention of management, disrupt our business, dilute stockholder value and adversely affect our financial condition and results of operations.

We may in the future seek to acquire or invest in businesses that we believe could complement or expand our service offerings, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not the acquisitions are completed. If we acquire businesses, we may not be able to integrate successfully the acquired personnel, operations, and technologies, or effectively manage the combined business following the acquisition. We may not be able to find and identify desirable acquisition targets or be successful in entering into an agreement with any particular target or obtain adequate financing to complete such acquisitions. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition, and results of operations may be adversely affected.

We may be unable to successfully integrate our recent acquisitions.

On June 24, 2019 we completed a merger pursuant to which Ganjarunner, Inc. and Global Wellness, LLC merged with and into GR Acquisition, Inc. and as a result became a wholly-owned subsidiary of the Company.

On July 10, 2019, the Company and Mountain High Recreation, Inc. (MHR), a California corporation, entered into an Asset Purchase Agreement, pursuant to which the Company acquired certain assets from MHR as specified in the Agreement, which included the option to purchase to MH’s California Cannabis - Retailer Non Storefront License, the option to purchase a certain real property lease located at 8 Light Sky Ct, Sacramento, CA 95828 associated with that certain license, and the right to use all trademarks and intellectual property associated with the MH brand. In September 2019 we entered into a Joint Venture with Budee, Inc. to expand our operations and engaged in the business of providing delivery services of legal cannabis products to the consumer. In February 2020 we completed an acquisition of Budee, Inc which allowed us to consolidate all of the Budee, Inc. revenue, expand our delivery operations, and unify our operations and technology into a single, scalable, and supportable platform and infrastructure.

Our management will be required to devote a significant amount of time and attention to the process of integrating the operations of these recent acquisitions which may decrease the time we have to serve our existing customers, attract new customers and develop new services or strategies and result in interruptions of our business activities. The integration process may disrupt our business and, if new technologies, products or businesses are not implemented effectively, may preclude the realization of the full benefits expected by us and could harm our results of operations. In addition, the overall integration of new technologies, products or businesses may result in unanticipated problems, expenses, liabilities and competitive responses. Even if the operations of an acquisition are integrated successfully, we may not realize the full benefits of the acquisition, including the synergies, cost savings or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

We may face intellectual property infringement claims that could be time-consuming and costly to defend, and could result in our loss of significant rights and the assessment of treble damages.

From time to time we may face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties. Some of these claims may lead to litigation. The outcome of any such litigation can never be guaranteed, and an adverse outcome could affect us negatively. For example, were a third party to succeed on an infringement claim against us, we may be required to pay substantial damages (including up to treble damages if such infringement were found to be willful). In addition, we could face an injunction, barring us from conducting the allegedly infringing activity.

Finally, we may initiate claims to assert or defend our own intellectual property against third parties. Any intellectual property litigation, irrespective of whether we are the plaintiff or the defendant, and regardless of the outcome, is expensive and time-consuming, and could divert our management’s attention from our business and negatively affect our operating results or financial condition.

An occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations.

The occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations. A pandemic typically results in social distancing, travel bans and quarantine, and this may limit access to our facilities, customers, management, support staff and professional advisors. These factors, in turn, may not only impact our operations, financial condition and demand for our goods and services but our overall ability to react timely to mitigate the impact of this event. Also, it may hamper our efforts to comply with our filing obligations with the Securities and Exchange Commission.

Risks Relating to the industry in which we Operate

Cannabis remains illegal under federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.

We operate in the cannabis industry, which is dependent on state laws and regulations pertaining to such industry; however, under federal law, cannabis remains illegal.

The United States federal government regulates drugs through the Controlled Substances Act (the “CSA”), which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States. Federal law prohibits commercial production and sale of all Schedule I controlled substances, and as such, cannabis-related activities, including without limitation, the importation, cultivation, manufacture, distribution, sale and possession of cannabis remain illegal under U.S. federal law. It is also illegal to aid or abet such activities or to conspire or attempt to engage in such activities. Strict compliance with state and local laws with respect to cannabis may neither absolve us of liability under U.S. federal law, nor provide a defense to any federal proceeding brought against us. An investor’s contribution to and involvement in such activities may result in federal civil and/or criminal prosecution, including, but not limited to, forfeiture of his, her or its entire investment, fines and/or imprisonment.

Currently, numerous U.S. states, the District of Columbia and U.S. territories have legalized cannabis for medical and/or recreational adult use. Because cannabis is a Schedule I controlled substance, the development of a legal cannabis industry under the laws of these states is in conflict with the CSA, which makes cannabis use and possession illegal on a national level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use.  We would likely be unable to execute our business plan if the federal government were to strictly enforce federal law regarding cannabis.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. For example, the former DOJ Deputy Attorney General during the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA (see “Business—Government and Industry Regulation—The Cole Memo”). In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act obligations (see “Business—Government and Industry Regulation—FinCEN”).

Congress previously enacted an omnibus spending bill that included a provision (the “Rohrabacher-Blumenauer Amendment”) prohibiting the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. This provision, however, has only been extended to September 30, 2019, and must be renewed annually by Congress.  In August 2016, a Ninth Circuit federal appeals court ruled in United States v. McIntosh that the Rohrabacher-Blumenauer Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. In March 2015, bipartisan legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the Controlled Substances Act to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil and criminal penalties of the CSA.

These developments previously were met with a certain amount of optimism in the cannabis industry, but (i) neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 have yet been adopted and (ii) the Rohrabacher-Blumenauer Amendment, being an amendment to an appropriations bill that must be renewed annually, has not currently been renewed beyond September 30, 2019.

Furthermore, on January 4, 2018, former U.S. Attorney General, Jeff Sessions, issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) stating that the Cole Memo was rescinded effectively immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” The Sessions Memo went on to state that given the DOJ’s well-established general principles, “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.”

It is unclear at this time whether the Sessions Memo indicates that the Trump administration will strictly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement. However, a significant change in the federal government’s enforcement policy with respect to current federal laws applicable to cannabis could cause significant financial damage to us. We may be irreparably harmed by a change in enforcement policies of the federal government depending on the nature of such change.  As of the date of this prospectus, we have provided products and services to state-approved cannabis cultivators and dispensary facilities. As a result, strict enforcement of federal prohibitions regarding cannabis could subject the Company to criminal prosecution.

Additionally, financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statutes and the Bank Secrecy Act. Prior to the DOJ’s rescission of the “Cole Memo”, supplemental guidance from the DOJ issued under the Obama administration directed federal prosecutors to consider the federal enforcement priorities enumerated in the “Cole Memo” when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. It is unclear what impact the recent rescission of the “Cole Memo” will have, but federal prosecutors may increase enforcement activities against institutions or individuals that are conducting financial transactions related to cannabis activities.

Additionally, as we are always assessing potential strategic acquisitions of new businesses, we may in the future also pursue opportunities that include growing and/or distributing medical or recreational cannabis, should we determine that such activities are in the best interest of the Company and our stockholders. Any such pursuit would involve additional risks with respect to the regulation of cannabis, particularly if the federal government determines to strictly enforce all federal laws applicable to cannabis.

Federal prosecutors have significant discretion and no assurance can be given that the federal prosecutor in each judicial district where we operate our business will choose not to strictly enforce the federal laws governing cannabis production or distribution. Any change in the federal government’s enforcement posture with respect to state-licensed sale and distribution of cannabis would result in our inability to execute our business plan, and we would likely suffer significant losses, which would adversely affect the trading price of our securities. Furthermore, following any such change in the federal government’s enforcement position, we could be subject to criminal prosecution, which could lead to imprisonment and/or the imposition of penalties, fines, or forfeiture.

California state law requires that all commercial cannabis businesses, including cultivators, dispensaries, delivery services, extractors, concentrate, edible and topical manufacturers, distributors, and testing laboratories hold a state license in order to operate.

The Bureau of Cannabis Control (BCC) is the lead agency in regulating commercial cannabis licenses for medical and adult-use cannabis in California. The Bureau is responsible for licensing retailers, distributors, testing labs, and temporary cannabis events.

We currently operate under licenses that have been granted by the BCC, however, no assurance can be given that we will be successful in keeping such license. In the event the Bureau rescinds or changes the status of our license, our operations would cease.

Any potential growth in the cannabis industry continues to be subject to new and changing state and local laws and regulations.

Continued development of the cannabis industry is dependent upon continued legislative legalization of cannabis at the state level, and a number of factors could slow or halt progress in this area, even where there is public support for legislative action. Any delay or halt in the passing or implementation of legislation legalizing cannabis use, or its sale and distribution, or the re-criminalization or restriction of cannabis at the state level could negatively impact our business. Additionally, changes in applicable state and local laws or regulations could restrict the services we offer or impose additional compliance costs on us or our dispensary partners. Violations of applicable laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be materially adverse to our business.

Changes in laws and regulations affecting the cannabis industry may affect our consumer base in ways that we are unable to predict.

Local, state and federal medical cannabis laws and regulations are broad in scope and subject to evolving interpretations. We cannot predict the nature of any future laws, regulations, interpretations or applications that may affect us, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on the vitality of the cannabis legalization movement or the unification or popularity of the community in favor of legalization, the members of which community form our anticipated consumer base and underpin our business model.

We are subject to certain tax risks and treatments that could negatively impact our results of operations.

Section 280E of the Internal Revenue Code, as amended, prohibits businesses from deducting certain expenses associated with trafficking controlled substances (within the meaning of Schedule I and II of the Controlled Substances Act). The IRS has invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E favorable to cannabis businesses.

The cannabis industry faces significant opposition, and any negative trends will adversely affect our business operations.

We are substantially dependent on the continued market acceptance, and the proliferation of consumers, of medical and recreational cannabis. We believe that with further legalization, cannabis will become more accepted, resulting in a growth in consumer demand. However, we cannot predict the future growth rate or future market potential, and any negative outlook on the cannabis industry may adversely affect our business operations.

Large, well-funded business sectors may have strong economic reasons to oppose the development of the cannabis industry. For example, medical cannabis may adversely impact the existing market for the current “cannabis pill” sold by mainstream pharmaceutical companies. Should cannabis displace other drugs or products, the medical cannabis industry could face a material threat from the pharmaceutical industry, which is well-funded and possesses a strong and experienced lobby. Any inroads the pharmaceutical or any other potentially displaced, industry or sector could make in halting or impeding the cannabis industry could have a detrimental impact on our business.

Negative press from having a cannabis-related line of business could have a material adverse effect on our business, financial condition, and results of operations.

We may receive negative attention from the press concerning our operation in the cannabis industry and this in turn can materially adversely affect our business.

Risks Related to our Common Stock

An active, liquid trading market for our common stock may not develop. If an active market develops, the price of our common stock may be volatile.

Presently, our common stock is quoted on the OTCQB under the symbol “DRVD.” We are in our early stages and an investment in our company will require a long-term commitment with no certainty of return. Presently, there is limited trading in our stock and in the absence of an active trading market, investors may have difficulty buying and selling.

The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares.

Trading in stocks quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. The securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock. Moreover, the OTCQB is not a stock exchange, and trading of securities is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a national stock exchange like the NYSE. Accordingly, stockholders may have difficulty reselling their shares.

The price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including:

●	our ability to integrate operations, products, and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	litigation regarding contamination of our dispensary partners’ products;

●	our issuance of additional securities, including debt or equity or a combination thereof, which will be necessary to fund our operating expenses;

●	announcements of new or similar products by us or our competitors;

●	loss of any strategic relationship;

●	period-to-period fluctuations in our financial results;

●	developments concerning intellectual property rights;

●	changes in legal, regulatory, and enforcement frameworks impacting the transportation of cannabis;

●	the addition or departure of key personnel;

●	announcements by us or our competitors of acquisitions, investments, or strategic alliances;

●	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

●	the level and changes in our year-over-year revenue growth rate;

●	the failure of securities analysts to publish research about us, or shortfalls in our results of operations compared to levels forecast by securities analysts;

●	any delisting of our common stock from OTC due to any failure to meet listing requirements;

●	economic and other external factors; and

●	the general state of the securities market.

These market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. Securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the performance of particular companies.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. If no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected

We have not and may never pay dividends to shareholders.

We have not declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion, and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment, and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend. If we do not pay dividends, our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.

Our common stock is subject to the “penny stock” rules of the SEC, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock occurs, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. If applicable in the future, these rules may restrict the ability of brokers-dealers to sell our common stock and may affect the ability of investors to sell their shares, until our common stock no longer is considered a penny stock.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Our executive officers, directors and their affiliates, in the aggregate, beneficially own approximately 20.65% of our outstanding common stock as of July 31, 2020. As a result, these persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions.

Some of these persons or entities may have interests different than yours. For example, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

We incur increased costs and demands upon management as a result of being a public company.

As a public company in the United States, we incur significant additional legal, accounting and other costs. These additional costs could negatively affect our financial results. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the stock exchange on which we may list our common stock, may increase legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Risks Related to the Merger

The Merger may not Produce the Benefits Anticipated by the Company.

While many mergers produce the results anticipated by the parties thereto, more often than not mergers can result in a diminution of the value of the constituent companies and fail to achieve any incremental increase in shareholder value. If such is the case, such may significantly decrease the value of an investment of a shareholder’s investment.

The Merger Participants May Discover Differences in Culture

One of the most common reasons for the failure of mergers and acquisitions is differences in culture between the merger participants and the integration of the operations of the two companies. Without a successful integration of operations, the surviving company could be adversely affected and fail to achieve its business plan. A failure to achieve integration of operations and an incompatibility of corporate cultures could result in a significant negative impact which could severely affect shareholder value.

The Parties May Experience Inefficient Communication and a Lack of Transparency

There may occur communication gaps and a failure to share all details pertaining to each company’s market, consumer base, product/service details and personnel. A failure of communication following the Merger could lead to discontent which could severely affect the execution of the surviving company’s business plan and result in a failure to achieve goals, objectives and milestones. within the firm. Having perfect knowledge about customer behavior of the other firm will enable them to strategize accordingly, so that no customer is unhappy with the merger. Such could result in a significant negative impact which could severely affect shareholder value.

Miscalculations in the evaluation of assets

Valuation and calculation or error can lead to heavy losses of the combined entity. Such could result in a significant negative impact which could severely affect shareholder value.

Employee Layoffs

The combined companies lose many employees as a result of a merger. An inability to assess the value of its employees may lead to terminating valuable people or the attrition of essential or valuable employees. Such could result in a significant negative impact which could severely affect shareholder value.

Legal Compliance

There are many laws and regulations that companies need to comply with during mergers and acquisitions. Failure to do so can lead to legal actions by governing bodies, including but not limited to compliance with wage and hour laws relating to termination of employees. The failure to retain important employees. Such could result in a significant negative impact which could severely affect shareholder value.

MERGER AGREEMENT

On October 5, 2020, Driven Deliveries, Inc. (“DRVD”) , Stem Driven Acquisition, Inc. (“SDA”) and Stem Holdings, Inc. (“STEM”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) wherein DRVD would merge with and into SDA, with DRVD being the surviving entity and, following closing of the merger transaction, would become a wholly-owned subsidiary of STEM. Pursuant to the Merger Agreement, STEM will exchange one newly-issued share of STEM common stock for each issued and outstanding share of DRVD. Management believes that the merger transaction will close prior to the end of calendar year 2020, subject to satisfaction of all terms and conditions of the Merger Agreement and completion of due diligence by all entities.

STEM is a vertically-integrated cannabis and hemp branded products company with state-of-the-art cultivation, processing, extraction, retail, and distribution operations throughout the United States. DRVD is an e-commerce and DaaS (delivery-as-a-service) provider with proprietary logistics and omnichannel UX/CX technology. At the closing, STEM would be re-named Driven by Stem and would maintain its corporate headquarters in Boca Raton, Florida. Management of both DRVD and STEM believe that following completion of the merger transaction, Driven by Stem will be the first vertically-integrated cannabis company with a DaaS platform, which will meet the needs of all cannabis consumers in markets served.

Presently, STEM is traded on the OTCQX market and Canadian Stock Exchange under the symbols STMH and STEM, respectively. DRVD is presently traded on the OTCQB market. At the effective date of the closing of the merger transaction, all shares of DRVD will be converted into the right to receive shares of STEM Common Stock (the “Merger Consideration”). The Merger Agreement includes interim covenant provisions applicable prior to the earlier of the (i) closing of the Merger or (ii) termination of the Merger Agreement that, among other things, restrict our ability to take certain actions with respect to the Company’s organizational documents, including but not limited to amending the Certificate of Incorporation.

Under the terms of the Merger Agreement, DRVD shareholders will receive (based on closing share prices as of October 5, 2020) an aggregate purchase price of approximately US$27.5M. Based on the October 5, 2020 closing prices of both DRVD and STEM, Driven by Stem would have a combined market capitalization of approximately US$54 million, based on to closing market price of the Stem Shares and Driven Shares on the OTCQX and the OTCQB, respectively, on October 5, 2020 and 65M Stem Shares and 75M Driven Shares being outstanding on October 5, 2020.

The Board of Directors of each of Stem and Driven Deliveries have approved the Acquisition and it is expected to close in late 2020, subject to regulatory and stockholder approvals, completion of final due diligence and other customary closing conditions. Driven by Stem, the combined entity after giving effect to the Acquisition, will maintain its headquarters at Stem’s current location in Boca Raton, FL.

Following the completion of the merger transaction, management believes that the combined companies will achieve synergies in sales and operations and reduced sales, general and administrative expense as a percentage of sales. Management also believes that the merger transaction will lead to further organic growth and margin expansion. The merger transaction is an arm’s length transaction. Following the effective date of the merger transaction, the shares of common stock of the combined companies are expected to continue to trade under STEM’s current symbols (OTCQX: STMH CSE: STEM).

Driven by Stem will integrate DRVD’s delivery capability and its robust technology in every state in which STEM currently operates and add STEM’s iconic cannabis brands to DRVD’s platform of over 400 cannabis products. Stem’s brand offerings cover multiple cannabis product categories, particularly flower, extracts, edibles and topicals with award-winning brands including TJ’s Gardens™ and Yerba Buena™; Cannavore™ an edible brand; and Doseology™, a CBD mass market brand launching in 2021. As a cannabis technology company, DRVD’s Budee™ and Ganjarunner™ e-commerce platforms will also partner with leading cannabis companies in new geographies to meet demand for quick and accurate product deliveries. Initial operations will span nine states.

Management and Corporate Governance

Upon the closing of the merger transaction, the members of senior management of Driven by Stem expected to be:

●	Adam Berk, Chief Executive Officer and Chairman: Adam Berk is the current CEO of STEM and a member of DRVD’s Board of Directors. Mr. Berk is the former CEO of Osmio (currently GrubHub), which was the first patented web-online food ordering system.

●	Steve Hubbard, Chief Financial Officer: Steve Hubbard is the current CFO of STEM.

●	Ellen Deutsch, EVP/Chief Operating Officer: Ellen Deutsch is the current Executive Vice President and COO of STEM. Ms. Deutsch was an executive of Hain Celestial for over 20 years prior to joining STEM.

●	Salvador Villanueva, President: Salvador Villanueva is the current President of DRVD.

●	Brian Hayek, Chief Compliance Officer & Special Projects: Brian Hayek is a co-founder and current Chief Financial Officer of DRVD.

Christian Schenk, who has served as Chairman and CEO of DRVD, has tendered his resignation effective October 4, 2020 to pursue other interests.

Synergies

Management of both companies believe that the merger transaction will be accretive to EPS of the combined companies in calendar year 2021. Other expected benefits are: (1) increased scale to drive sales growth, (2) leveraging DRVD’s proprietary technology in new markets to drive market share; (3) cost savings estimated at $1.5M in the first year of combined operations through productivity initiatives, vertical supply chain efficiencies, and reduction and consolidation of overhead and administrative costs.

Both STEM and DRVD have taken steps to commence equity raises of up to $20M on a combined basis. The merger transaction is not expected to increase debt levels.

The completion of the merger transaction is subject to satisfaction or waiver of various closing conditions, including (i) the receipt of all required approvals of the stockholders of all merger participants and any required third-party consents and regulatory clearances, (ii) the absence of any governmental order or law that makes consummation of the merger transaction illegal or otherwise prohibited, (iii) the effectiveness of a Registration Statement on Form S-4 to be filed by STEM pursuant to which the shares of Common Stock to be issued in connection with the merger transaction are registered with the SEC, (iv) the completion of equity financings by STEM and DRVD, and (v) the completion of due diligence by all parties and the absence of any material adverse change prior to the effective date of the merger transaction. The obligation of each party to consummate the merger transaction is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. If either party fails to meet its obligations under its equity financing closing conditions, either party may elect to terminate the Merger Agreement or proceed to close the merger transaction. Further, either party to the merger transaction could elect to waive certain conditions to the closing of the Merger in order to effect the transaction and, as a result, there can be no assurance that the combined organization will have the benefit of the conditions to closing described above or otherwise set forth in the Merger Agreement.

IMPACT OF THE PROPOSED MERGER IF IMPLEMENTED

Upon implementation of the Merger, the board of directors and executive management of the surviving company will change and Driven by Stem will be the surviving company. The surviving company will be a Nevada corporation (the Company is currently a Delaware corporation). In addition, the Articles of Incorporation and By-Laws will be STEM’s current Articles of Incorporation and By-Laws. The existence of Stem Driven Acquisition, Inc., a Nevada corporation, will terminate.

EFFECT ON REGISTERED CERTIFICATED SHARES

Some of our registered stockholders hold all their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the Merger. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your Company shares to the transfer agent. Upon receipt of your stock certificate, you will be issued the appropriate number of shares of the surviving entity electronically in book-entry form under the direct registration system (unless the shareholder specifically requests the delivers of a share certificate or certificates in the surviving company.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

APPRAISAL RIGHTS

Under applicable Delaware law, the Company's stockholders are entitled to appraisal rights with respect to the Merger. Specifically, Sec. 262 of the Delaware General Corporation Law provides as follows:

Section 262 Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of certain material United States federal income tax consequences of the Merger, does not purport to be a complete discussion of all of the possible federal income tax consequences of the Merger and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the Merger. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon such stockholder's exchange of Company common stock for post-merger shares (“Post-Merger Shares”) issued pursuant to the Merger. The aggregate tax basis of the Post-Merger Shares received in the Merger will be the same as the stockholder's aggregate tax basis in the pre-merger shares exchanged therefor. The stockholder's holding period for the Post-Merger Shares will include the period during which the stockholder held the pre-merger shares surrendered in the Merger transaction.

Our view regarding the tax consequences of the merger transaction is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE MERGER TRANSACTION.

ADVANTAGES AND DISADVANTAGES OF THE MERGER TRANSACTION

There are certain advantages and disadvantages of the Merger transaction. These factors should not be considered comprehensive.

Advantages of a Merger

1. Increases market share

When companies merge, the surviving company gains a larger market share and gets ahead in the competition.

2. Reduces the cost of operations

Companies can achieve economies of scale which can result in cost reductions. The investments in assets are now spread out over a larger output, which leads to technical economies.

3. Avoids replication

Some companies producing similar products may merge to avoid duplication and eliminate competition. It also results in reduced prices for the customers.

4. Expands business into new geographic areas

The combination of the two companies can facilitate the surviving company expanding its business in new geographical areas in which it does not heretofore transact business.

5. Facilitates additional capital raises and the potential of up-listing to a more liquid capital market.

Mergers can enhance the surviving company’s ability to obtain listing on more liquid trading markets such as NASDAQ and NYSE.

Disadvantages of a Merger

1. Potential dilution due to the dilution resulting from issuance of the Merger Shares.

If the performance of the combined companies fails to meet expectations, the issuance of the Merger Shares could result in dilution to per share earnings to the shareholders of the surviving company.

2. The Merger may not Produce the Benefits Anticipated by the Company.

While many mergers produce the results anticipated by the parties thereto, more often than not mergers can result in a diminution of the value of the constituent companies and fail to achieve any incremental increase in shareholder value. If such is the case, such may significantly decrease the value of an investment of a shareholder’s investment.

3. The Merger Participants May Discover Differences in Culture

One of the most common reasons for the failure of mergers and acquisitions is differences in culture between the merger participants and the integration of the operations of the two companies. Without a successful integration of operations, the surviving company could be adversely affected and fail to achieve its business plan. A failure to achieve integration of operations and an incompatibility of corporate cultures could result in a significant negative impact which could severely affect shareholder value.

4. The Parties May Experience Inefficient Communication and a Lack of Transparency

There may occur communication gaps and and a failure to share all details pertaining to each company’s market, consumer base, product/service details and personnel. A failure of communication following the Merger could lead to discontent which could severely affect the execution of the surviving company’s business plan and result in a failure to achieve goals, objectives and milestones. within the firm. Having perfect knowledge about customer behavior of the other firm will enable them to strategize accordingly, so that no customer is unhappy with the merger. Such could result in a significant negative impact which could severely affect shareholder value.

5. Miscalculations in the evaluation of assets

Valuation and calculation or error can lead to heavy losses of the combined entity. Such could result in a significant negative impact which could severely affect shareholder value.

6. Employee Layoffs

The combined companies lose many employees as a result of a merger. An inability to assess the value of its employees may lead to terminating valuable people or the attrition of essential or valuable employees. Such could result in a significant negative impact which could severely affect shareholder value.

7. Legal Compliance

There are many laws and regulations that companies need to comply with during mergers and acquisitions. Failure to do so can lead to legal actions by governing bodies, including but not limited to compliance with wage and hour laws relating to termination of employees. The failure to retain important employees. Such could result in a significant negative impact which could severely affect shareholder value.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF STEM HOLDINGS, INC. AND DRIVEN DELIVERIES, INC.

References to Stem Holdings, Inc. and Driven Deliveries, Inc. (each, a “Company”), “we”, “us” and “our” mean Stem Holdings, Inc. and Driven Deliveries, Inc. and their consolidated subsidiaries, unless the context otherwise requires.

Pro Forma Financial Statements

The following unaudited pro forma condensed combined financial statements, which are referred to as the unaudited pro forma financial statements, have been prepared to assist in the analysis of financial effects of the Merger Transaction. The unaudited pro forma combined condensed statements of operations, which are referred to as the unaudited pro forma statements of operations, for the year ended September 30, 2019 (as to Stem Holdings, Inc.) and December 31, 2019 (as to Driven Deliveries, Inc.), and the nine months ended June 30, 2020 (as to Stem Holdings, Inc.) and six months ended June 30, 2020 (as to Driven Deliveries, Inc.), combine the historical consolidated statements of operations of Stem Holdings, Inc. and Driven Deliveries, Inc. giving effect to the Merger Transaction, as if it had been completed on October 1, 2018 (as to Stem Holdings, Inc.) and January 1, 2019 (as to Driven Deliveries, Inc.). The unaudited pro forma condensed combined statements of operations for the years ended September 30, 2019 (as to Stem Holdings, Inc.) and December 31, 2019 (as to Driven Deliveries, Inc.) were derived from audited financial statements as of such dates. The unaudited condensed consolidated financial statements of Stem Holdings, Inc. for the nine months ended June 30, 2020 and the unaudited condensed financial statements of Driven Deliveries, Inc. for the six months ended June 30, 2020 were derived from unaudited financial statements as of such dates. The unaudited pro forma condensed combined balance sheet, which is known as the unaudited pro forma balance sheet, combines the historical balance sheets of Stem Holdings, Inc. and Driven Deliveries, Inc. as of June 30, 2020, giving effect to the Merger Transaction, as if they had been completed on October 1, 2018 (as to Stem Holdings, Inc.) and January 1, 2019 (as to Driven Deliveries, Inc.).

Assumptions and estimates underlying the adjustments to the unaudited pro forma financial statements, which are referred to as the pro forma adjustments, are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Merger Transaction; (2) factually supportable; and (3) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of Stem Holdings, Inc, and Driven Deliveries, Inc. following the Merger Transaction. The unaudited pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Merger Transaction occurred on the dates indicated. Further, the unaudited pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the Merger Transaction.

The unaudited pro forma financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Merger transaction and, accordingly, do not attempt to predict or suggest future results. Further, the unaudited pro forma financial statements do not reflect (i) any other acquisition subsequent to the balance sheet date presented or (ii) the effect of any regulatory actions that may impact the results of the combined companies following the Merger Transaction.

The unaudited pro forma financial statements have been developed from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma financial statements;

●	the historical audited consolidated financial statements of Stem Holdings, Inc. for the year ended September 30, 2019 in Stem Holdings, Inc.’s Annual Report on Form 10-K, filed with the SEC on April 23, 2020, and incorporated by reference into this document; the historical audited consolidated financial statements of Driven Deliveries, Inc. for the year ended December 31, 2019 in Driven Deliveries, Inc.’s Annual Report on Form 10-K, filed with the SEC on May 22, 2020, and incorporated by reference into this document;

●	the historical unaudited condensed consolidated financial statements of Stem Holdings, Inc. as of and for the nine months ended June 30, 2020, included in Stem Holdings, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 17, 2020 and incorporated by reference into this document; the historical unaudited condensed consolidated financial statements of Driven Deliveries, Inc. as of and for the six months ended June 30, 2020, included in Driven Deliveries, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 11, 2020 and incorporated by reference into this document

Stem Holdings, Inc./Driven Deliveries, Inc.

Pro Forma Balance Sheet

See Accompanying Notes

	Historical	Historical
	September 30,	December 31,
	2019	2019			Pro Forma
	Stem Holdings, Inc.	Driven Deliveries, Inc.	Pro Forma Adjustments		Stem Holdings, Inc.
	Audited	Audited
ASSETS
Current Assets
Cash and cash equivalents	$3,339,000	$266,869	$10,000,000	(a)	$13,605,869
Accounts receivable	427,000	334,481	-		761,481
Prepaid expenses and other current assets	491,000	-	-		491,000
Due from affiliate	-	346,610	-		346,610
Inventory	611,000	149,946	-		760,946
Total current assets	4,868,000	1,097,906	10,000,000		15,965,906

Property and equipment, net	14,706,000	81,839	-		14,787,839

Other assets
Investment in equity method investees	1,771,000	-	-		1,771,000
Investment in affiliates	1,827,000	-	-		1,827,000
Intangible asset	6,316,000	4,622,267	-		10,938,267
Goodwill	1,070,000	1,271,718	-		2,341,718
Deposits and other assets	47,000	61,138	-		108,138
Due from related party	492,000	-	-		492,000
Right of use asset		115,859	-		115,859
Total other assets	11,523,000	6,070,982	-		17,593,982

Total Assets	$31,097,000	$7,250,727	$10,000,000		$48,347,727

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,082,000	$1,700,653	$1,000,000	(b)	$3,782,653
Convertible notes, net of debt discount	1,888,000	1,016,892	-		2,904,892
Short term notes and advances	3,384,000	-	2,000,000	(b)	5,384,000
Income tax payable	-	784,168	-		784,168
Lease liability	-	40,217	-		40,217
Acquisition liability	708,000	908,469	-		1,616,469
Lease liability	-	-	-		-
Settlement payable	-	352,272	-		352,272
Derivative liability	158,000	306,762	-		464,762
Warrant liability	283,000	-	-		283,000
Total Current Liabilities	7,503,000	5,109,433	3,000,000		15,612,433

Long-term debt, net of long term portion	-	518,881	-		518,881
Total Liabilities	7,503,000	5,628,314	3,000,000		16,131,314

Shareholders’ Equity
Common stock; $0.001	52,000	4,096	-		56,096
Additional paid-in capital	61,202,000	17,387,684	7,000,000	(a)	85,589,684
Accumulated deficit	(40,384,000)	(15,241,762)	-		(55,625,762)
Total Companies shareholder's equity	20,870,000	2,150,018	7,000,000		30,020,018
Noncontrolling interest	2,724,000	(527,605)	-		2,196,395
Total shareholders' equity	23,594,000	1,622,413	7,000,000		32,216,413
Total Liabilities and Shareholders' Equity	$31,097,000	$7,250,727	$10,000,000		$48,347,727

Stem Holdings, Inc.

Pro Forma Statement of Operations

	Stem Holdings, Inc.	Driven Deliveries, Inc.
	For the Year Ended	For year Ended	Pro Forma	Pro Forma Stem
	9/30/20	12/31/19	Adjustments	Holdings Inc.

Revenues	$2,451,000	$2,822,575	$-	$5,273,575
Cost of goods sold	1,935,000	1,850,629	-	3,785,629
Gross profit	516,000	971,946	-	1,487,946

Consulting fee's	2,914,000	-	-	2,914,000
Professional fee's	1,454,000	1,294,778	-	2,748,778
General and administration	14,920,000	1,876,457	1,364 (c)	16,797,821
Compensation	-	9,941,497	-	9,941,497
Sales and marketing	-	361,668	-	361,668
Impairment	2,132,000.00	-		2,132,000
Loss on the extinguishment on rent	1,159,000.00	-		1,159,000
Total expenses	22,579,000	13,474,400	1,364	36,054,764

Operating loss	(22,063,000)	(12,502,454)	(1,364)	(34,566,818)

Other expenses
Interest expense	(2,591,000)	(368,713)	-	(2,959,713)
Gain on extinguishment of debt	-	25,582	-	25,582
Other	(4,000)	-	-	(4,000)
Change in fair value of derivative liability	1,011,000	(1,338)	-	1,009,662
Foreign currency exchange gain	1,209,000		-	1,209,000
Total other expense	(375,000)	(344,469)	-	(719,469)

Income (Loss) from equity method investees	(6,547,000)	-	-	(6,547,000.00)

Net loss before income taxes	(28,985,000)	(12,846,923)	(1,364)	(41,833,287)
Provision for income taxes	-	241,252	-	241,252
Net loss for the period	$(28,985,000)	$(13,088,175)	$(1,364)	$(42,074,539)

Net loss attributable to non-controlling interest	(391,000)	(527,605)	-	(918,605)

Net loss attributable to Parent and subsidiaries	$(28,594,000)	$(12,560,570)	$(1,364)	$(41,155,934)
				-
Basic and diluted loss per common share	$(1.01)	$(0.27)	$-	$(0.43)

Basic and diluted weighted average common shares outstanding	28,245,297	46,898,066	20,000,000	95,143,363

Stem Holdings, Inc./Driven Deliveries, Inc.

Pro Forma Balance Sheet

See Accompanying Notes

	Historical	Historical
	For the Nine Months Ended	For the Six Months Ended
	June 30, 2020	June 30, 2020			Pro Forma
	Stem Holdings, Inc.	Driven Deliveries, inc.	Pro Forma Adjustments		Stem Holdings, Inc.

ASSETS
Current Assets
Cash and cash equivalents	$1,913,000	$123,788	$10,000,000	(a)	$12,036,788
Accounts receivable	694,000	70,903	-		764,903
Prepaid expenses and other current assets	457,000	7,898	-		464,898
Note receivable	600,000	-	-		600,000
Inventory	1,353,000	858,307	-		2,211,307
Total current assets	5,017,000	1,060,896	10,000,000		16,077,896

Property and equipment, net	16,620,000	61,842	-		16,681,842

Other assets
Investment in equity method investees	287,000	-	-		287,000
Investment in affiliates	1,951,000	-	-		1,951,000
Intangible asset	10,360,000	12,229,467	-		22,589,467
Goodwill	11,613,000	1,820,999	-		13,433,999
Deposits and other assets	130,000	793,014	-		923,014
Due from related party	55,000	-	-		55,000
Note receivable, long term	355,000	-	-		355,000
Total other assets	24,751,000	14,843,480	-		39,594,480

Total Assets	$46,388,000	$15,966,218	$10,000,000		$72,354,218

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$2,225,000	$6,283,557	$1,000,000	(b)	$9,508,557
Convertible notes, net of debt discount	5,996,000	-	-		5,996,000
Short term notes and advances	2,951,000	2,318,447	2,000,000	(b)	7,269,447
Due to related party	666,000	173,574	-		839,574
Derivative liability	586,000	872,399	-		1,458,399
Acquisition liability	1,763,000	2,307,027	-		4,070,027
Lease liability	-	265,670	-		265,670
Settlement payable	-	342,045	-		342,045
Warrant liability	448,000	-	-		448,000
Total Current Liabilities	14,635,000	12,562,719	3,000,000		30,197,719

Long-term debt, net of long term portion	3,085,000	559,003	-	(b)	3,644,003
Total Liabilities	17,720,000	13,121,722	3,000,000		33,841,722

Shareholders’ Equity
Common stock; $0.001	67,000	6,602	-		73,602
Additional paid-in capital	75,369,000	25,418,063	7,000,000	(a)	107,787,063
Accumulated deficit	(48,952,000)	(22,580,169)	-		(71,532,169)
Total Companies shareholder's equity	26,484,000	2,844,496	7,000,000		36,328,496
Noncontrolling interest	2,184,000	-	-		2,184,000
Total shareholders' equity	28,668,000	2,844,496	7,000,000		38,512,496
Total Liabilities and Shareholders' Equity	$46,388,000	$15,966,218	$10,000,000		$72,354,218

Stem Holdings, Inc.

Pro Forma Statement of Operations

	Stem Holdings, Inc.	Driven Deliveries, Inc.
	For the Nine Months Ended	For the Six Months Ended	Pro Forma	Pro Forma Stem Holdings
	6/30/20	6/30/20	Adjustments	Inc.

Revenues	$10,315,000	$7,867,753	$-	$18,182,753
Cost of goods sold	7,560,000	7,450,455	-	15,010,455
Gross profit	2,755,000	417,298	-	3,172,298

Consulting fee's	2,031,000	-	-	2,031,000
Professional fee's	1,780,000	847,178	-	2,627,178
General and administration	6,234,000	2,023,365	1,400	8,258,765
Compensation	-	2,794,702	-	2,794,702
Sales and marketing	-	461,370	-	461,370
Total expenses	10,045,000	6,126,615	1,400	16,173,015

Operating loss	(7,290,000)	(5,709,317)	(1,400)	(13,000,717)

Other expenses
Interest expense	(2,024,000)	(586,793)	-	(2,610,793)
Loss on extinguishment of debt	-	(810,518)	-	(810,518)
Loss on sale of fixed asset	-	(11,970)	-	(11,970)
Change in fair value of warrant liability	754,000	-	-	754,000
Change in fair value of derivative liability	(428,000)	(348,394)	-	(776,394)
Foreign currency exchange gain	208,000		-	208,000
Total other expense	(1,490,000)	(1,757,675)	-	(3,247,675)

Income (Loss) from equity method investees	(253,000.00)	-	-	(253,000.00)

Net loss before income taxes	(9,033,000)	(7,466,992)	(1,400)	(16,501,392)
Provision for income taxes	-	-	-	-
Net loss for the period	$(9,033,000)	$(7,466,992)	$(1,400)	$(16,501,392)

Net loss attributable to non-controlling interest	(466,000)	(128,584)	-	(594,584)

Net loss attributable to Parent and subsidiaries	$(8,567,000)	$(7,338,408)	$(1,400)	$(15,906,808)
				-
Basic and diluted loss per common share	$(0.15)	$(0.13)	$-	$(0.12)

Basic and diluted weighted average common shares outstanding	58,762,599	55,819,112	20,000,000	134,581,711

STEM HOLDINGS, INC./DRIVEN DELIVERIES, INC.

NOTES TO PRO FINANCIAL STATEMENTS

(Unaudited)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma balance sheet has been derived from the historical of Stem Holdings, Inc. after giving effect to the acquisition transaction with Driven Deliveries, Inc. that is due to be closed in December 2020 (the “Acquisition”) The unaudited pro forma statement of operations for the period from inception through September 30, 2020 and for the twelve months ended December 31, 2019 have been adjusted to show the results for those periods as if acquisition agreement we entered into in December 2019.

Historical financial information has been adjusted in the pro forma balance sheet and statements of operations to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s balance sheet and results of operations.

2. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma balance sheet are as follows:

(A) The expected funds to be raised pursuant to the Companies S-1 registration.

(B) The expected obligations the Company intends to pay

The adjustments included in the pro forma statement of operations for the period from inception through September 30, 2019 and for the period ended December 31, 2019 are as follows:

(C) Depreciation expense for the properties acquired or expected to be acquired have been calculated on the straight line basis over their expected useful life as if the properties were acquired on the date of the Company’s inception.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of July 31, 2020, the number of and percent of our common stock beneficially owned by:

●	all directors and nominees, naming them,

●	our executive officers,

●	our directors and executive officers as a group, without naming them, and

●	persons or groups known by us to own beneficially 5% or more of our common stock:

We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from July 31, 2020 upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of July 31, 2020 have been exercised and converted. Unless otherwise indicated, the address of each of the following beneficial owner is c/o Driven Deliveries, Inc., 134 Penn Street, El Segundo, California 90245.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares (%) (1)
Named Executive Officers and Directors:
Christian Schenk	4,183,305	(2)	5.29%
Salvador Villanueva	4,000,000	(3)	5.32%
Brian Hayek	5,948,581	(4)	7.72%
Adam Berk	281,250	(5)	0.37%
Jerrin James	2,897,522	(6)	3.71%
Executive Officers and Directors as a group (6 persons)	17,310,658		20.65%

5% or greater stockholder
M2 Equity Partners LLC	16,731,553	(7)	20.03%
628 Enterprises	5,000,000		6.65%
Jeanette Villanueva	4,000,000		5.32%
Lisa Chow	4,000,000		5.32%
Carla Baumgartner	5,000,000		6.65 .%
RIGC-DRVD	5,408,000		7.19%

1.	Based upon 75,191,835 shares issued and outstanding as of July 31, 2020.

2.	Represents 225,000 shares of common stock, 3,800,000 shares issuable upon exercise of warrants, 56,250 shares issuable upon exercise of options and 102,055 shares issuable upon conversion of a senior secured convertible note held by Mr. Schenk.

3.	Represents 4,000,000 shares of common stock.

4.	Represents 4,101,519 shares of common stock, 500,000 shares issuable upon exercise of warrants, 961,819 shares issuable upon exercise of options and 385,243 shares issuable upon conversion of a senior secured convertible note held by Mr. Hayek.

5.	Represents 225,000 shares of common stock and 56,250 shares of common stock issuable upon exercise of options.

6.	Represents 2,897,522 shares issuable upon exercise of warrants.

7.	Represents 8,398,024 shares of common stock, 3,000,000 shares of common stock issuable upon exercise of warrants and 5,333,529 shares issuable upon conversion of a senior secured convertible note held by M2 Equity Partners LLC.

INTEREST OF CERTAIN PERSONS IN OR IN OPPOSITION TO MATTERS

TO BE ACTED UPON

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposal to enter into the Merger Agreement and take all other proposed actions which is not shared by all other holders of the Company's Common Stock.

OTHER MATTERS

The Board knows of no other matters other than those described in this Information Statement which have been approved or considered by the holders of a majority of the shares of the Company's voting stock.

IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT, PLEASE CONTACT:

Robert L. B. Diener

Law Offices of Robert Diener

41 Ulua Place

Haiku, HI 96708

Telephone: (808) 573-6163